Exhibit 3.2

AMENDMENTS TO

BYLAWS

OF

ST. JUDE MEDICAL, INC.

Pursuant to resolutions unanimously adopted by the Board of Directors (the “Board”) of St. Jude Medical, Inc., a Minnesota corporation (the “Corporation”) on April 27, 2016, the Bylaws of the Corporation (the “Bylaws”) were amended as follows:

1.                                      The first sentence of Article I, Section 1 of the Bylaws was amended to read as follows:

The shareholders of this corporation shall hold an annual meeting in each calendar year at such time and place, within or without the state of Minnesota, as may be designated by the Board of Directors, for the purpose of electing directors, and for the transaction only of such other business as is properly brought before the meeting in accordance with these Bylaws; provided, however, that the interval between two consecutive annual meetings shall not be more than fourteen (14) months nor less than ten (10) months, unless the Board of Directors anticipates that a meeting of the shareholders to consider and vote upon a proposal contemplating a change in control transaction involving the corporation will be called and held in the same calendar year and the Board of Directors deems it to be in the best interests of the corporation and its shareholders to consider and vote on the change of control transaction at the annual meeting of the shareholders, in which case the Board of Directors may hold such annual meeting at a later date; provided, further, however, that, in any case, an annual meeting of the shareholders shall be held once each calendar year.

2.                                      The following Article IX was appended to the Bylaws:

ARTICLE IX

Forum for Adjudication of Disputes

Section 1.              Unless this corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, the sole and exclusive forum for any shareholder (including any beneficial owner) to bring internal corporate claims (as defined below) shall be a state court located within the State of Minnesota (or, if no state court located within the State of Minnesota has jurisdiction, the federal district court for the District of Minnesota).  For purposes of this Article IX, internal corporate claims means claims, including claims in the right of this corporation:  (a) that are based upon a violation of a duty by a current or former director, officer, employee or shareholder in such capacity; or (b) as to which any provision of the Minnesota Statutes, Chapter 302A confers jurisdiction upon Minnesota state courts.

If any action the subject matter of which is within the scope of this Article IX is filed in a court other than a state court located within the State of Minnesota (or, if no state court located within the State of Minnesota has jurisdiction, the federal district court for the District of Minnesota) (a “Foreign Action”) by any shareholder (including any beneficial owner), such shareholder shall be deemed to have consented to:  (a) the personal jurisdiction of the state and federal courts located within the State of Minnesota in connection with any action brought in any such court to enforce this Article IX; and (b) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.

Section 2.              Enforceability.  If any provision of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any sentence of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

CERTIFICATE OF SECRETARY

The undersigned, being the duly elected Vice President, General Counsel and Corporate Secretary of St. Jude Medical, Inc., a Minnesota corporation, hereby certifies that the Amendments to Bylaws to which this Certificate is attached were duly adopted by the Board of Directors of St. Jude Medical, Inc. as of the 27th day of April, 2016.

/s/ Jason A. Zellers
Jason A. Zellers
Vice President, General Counsel and Corporate Secretary